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          INDIANAPOLIS POWER & LIGHT COMPANY                       EXHIBIT 12.1

          Ratio of Earnings to Fixed Charges
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                                                     YEARS ENDED DECEMBER 31,
                                             ---------------------------------------------
                                               1999              1998              1997
                                             ---------         ---------         ---------
                                                        (Thousands of Dollars)
Earnings, as defined:
     Net income (1)                          $146,231          $149,147          $133,402
     Income taxes                              85,056            84,386            74,440
     Fixed charges, as below                   41,094            40,991            41,893
                                             ---------         ---------         ---------
         Total earnings, as defined          $272,381          $274,524          $249,735
                                             =========         =========         =========
Fixed charges, as defined:
     Interest charges                        $ 41,020          $ 40,810          $ 41,721
     Rental interest factor                        74               181               172
                                             ---------         ---------         ---------
         Total fixed charges, as defined     $ 41,094          $ 40,991          $ 41,893
                                             =========         =========         =========
Ratio of earnings to fixed charges               6.63              6.70              5.96
                                             =========         =========         =========

(1) 1997 Net income excludes after-tax effect of cumulative effect of accounting change

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